Exhibit 10.27

SEVERANCE AGREEMENT

     THIS AGREEMENT (“Agreement”) is made and entered into as of the date of authorized Artesyn signer on the signature page of this document (the “Effective Date”), by and among Artesyn Technologies, Inc., a Florida corporation (hereinafter referred to as the “Company”), and the individual identified on the signature page of this Agreement (the “Employee”).

WITNESSETH

     WHEREAS, the employee is a key employee of the Company; and

     WHEREAS, the Company is entering into this Agreement with the Employee providing for certain severance protection under the specific circumstances set forth below;

     NOW THEREFORE, to assure the Company that it will have the continued dedication of the Employee and the availability of his advice and counsel, and to induce the Employee to remain in the employ of the Company and agree to the covenants set forth in this Agreement, and for other good and valuable consideration, the Company and the Employee agree to be legally bound as follows:

Article 1. Definitions

     1.1. Whenever used in this Agreement, the following terms shall have the meanings set forth below when the initial letter of the work is capitalized;

     1.2. “Base Salary” shall mean the salary of record paid by the Company to the Employee as an annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

     1.3. “Cause” shall be determined by the Board in the exercise of good faith and reasonable judgment, and shall include the occurrence of any one or more of the following:

1.3.1	The Employee’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company; the Employee’s perpetration of a fraud, or his or her participation in a fraud or attempted fraud, on the Company; or the Employee’s unauthorized appropriation of, or his or her attempt to misappropriate, any tangible or intangible assets or property of the Company;

1.3.2	Any act or acts of disloyalty or personal or professional misconduct by the Employee materially adversely affecting the interest, property, operations, business or reputation of the Company or the Employee’s conviction of any felony; or

1.3.3	The Employee’s material failure to perform his or her duties for the Company (other than due to disability); provided, however, that an act or omission shall not be deemed to constitute Cause if it is of such a nature that all detriment otherwise resulting to the Company therefrom can be cured without having caused material harm to the company and, to the reasonable satisfaction of the CEO is promptly eliminated by appropriate action, and the Employee causes such action to be taken within ten (10) days following written notice from the CEO with respect thereto; provided further, however, that only one such cure opportunity shall be afforded to the Employee.

     1.4. “Change in Control” shall mean, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

1.4.1	The consummation of any of the following transactions: (A) a merger, recapitalization or other business combination of the Company with or into another corporation, or an acquisition of securities or assets by the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which all shares of the Common Stock are converted into cash, securities of another corporation or other property, other than a transaction in which the holders of the common Stock immediately prior to such transaction (including any preliminary or other transactions relating to such transaction) will continue to own at least 50% of the total voting power of the then outstanding securities of the surviving or continuing corporation immediately after such transaction, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (C) the liquidation or dissolution of the Company, except in connection with the voluntary or involuntary declaration of bankruptcy or insolvency under applicable Federal and /or state law;

1.4.2	A transaction in which any Person (as such term is used in Sections 13 (d) (3) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), corporation or other entity (other than the Company, an affiliate of the Company, or any profit-sharing, employee ownership or other employee benefit or similar plan sponsored by the Company or any of its subsidiaries, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities): (A) shall purchase Common stock (or securities convertible into Common Stock) representing at least 40% of the total voting power of the then-outstanding securities of the Company for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (B) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (in one transaction or a series of related transactions), of securities of the Company representing 50% or more of the total voting power of the then-outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of the Company’s directors; or

1.4.3	If, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the entire Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously so approved, cease for any reason to constitute a majority thereof.

1.5. “Eligible Termination” shall mean termination of the Employee’s employment with the Company for any of the following reasons:

1.5.1.	Termination Without Cause of the Employee by the Company within one (1) year following a Change in Control:

1.5.2.	Resignation With Good Reason by the Employee within six (6) months following a Change in Control;

1.5.3.	The involuntary termination of the Employee’s employment in connection with the full or partial shutdown of a facility, department or other business unit of the Company;

1.5.4.	Elimination of the Employee’s position with the Company due to reorganization, consolidation of business units or lack of work; or

1.5.5.	Termination of the Employee’s employment under circumstances that merit payment of severance benefits as in the sole discretion of the chief Executive Officer or his or her designated representative.

1.6. “Resignation With Good Reason” shall mean any termination by the Employee of the Employee’s employment after the occurrence of any of the following:

1.6.1.	A substantial reduction in the base salary, benefits or perquisites provided to the Employee by the Company;

1.6.2.	The assignment of the Employee of any duties inconsistent in any respect with the Employee’s current position with the Company (including status, offices, titles and reporting requirements), or any action by the Company which results in material diminution in such positions, or the Employee’s current authority, duties or responsibilities; or

1.6.3.	Any failure by the Company to comply wit and satisfy its obligations under the third sentence of article 4 of this Agreement.

1.7. “Termination Without Cause” shall mean a discharge by the Company of the Employee from his employment without Cause.

Article 2. Severance Benefits

2.1. Right to Severance Benefits. In the event that an Eligible Termination shall occur during the term of this agreement, the Employee shall be entitled to receive from the Company such Severance Benefits as are provided in Section 2.2 (the “Severance Benefits”).

2.2. Severance Benefits. In the event that the Employee is entitled to receive Severance Benefits as provided in Section 2.1, the Company shall provide the Employee with the following (but subject to the Employee’s compliance with the provisions of Article 6 hereof):

2.2.1.	In the event of the Employee’s Eligible Termination for the reasons set forth in Sections 1.5.3, 1.5.4 or 1.5.5., the Company shall pay to the Employee a single lump sum payment within thirty (30) days of the date of termination in an amount equal to sum of (i) the product of (A) the highest monthly Base Salary during the 12- month period immediately prior to the date of termination and (B) the number of months in the “Applicable Period” as determined as set forth in Appendix A to this Agreement, (ii) an amount equal to the product of (A) the full “target award” fixed for the Employee under the Company’s incentive bonus program for the then current fiscal year times (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the effective date of termination and the denominator of which is 365, and (iii) an amount equal to the sum of (A) the Employee’s Base Salary through the effective date of termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Employee as of the effective date of termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Employee as of the effective date of termination to the extent not theretofore paid.

2.2.2.	In the event of the Employee’s Eligible Termination for the reasons set forth in Sections 1.5.1 and 1.5.2., the Company shall pay to the Employee a single lump sum payment within thirty (30) days of the date of termination in an amount equal to sum of (i) two times the product of (A) the highest monthly Base Salary during the 12- month period immediately prior to the date of termination and (B) the number of months in the “Applicable Period” as determined as set forth in Appendix A to this Agreement, (ii) an amount equal to two times the product of (A) the full “target award” fixed for the Employee under the Company’s incentive bonus program for the then current fiscal year times (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the effective date of termination and the denominator of which is 365, and (iii) an amount equal to the sum of (A) the Employee’s Base Salary through the effective date of termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Employee as of the effective date of termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Employee as of the effective fate of termination to the extent not theretofore paid.

2.2.3.	In the event of any Eligible Termination, the Employee shall, to the extent allowable under the law, COBRA limits or the provisions of the applicable plan, continue to receive during such twelve (12) month period following the termination date all benefits and service credits for benefits under medical insurance and other employee benefit plans and programs to which he was entitled at the termination date as if he were still employed by the Company.

     2.3. Termination for any other Reason. If the Employee’s employment with the Company is terminated under any circumstances other than those set forth in Section 1.5, including without limitation, by reason of retirement, death, disability, discharge for Cause or resignation other than a Resignation With Good Reason, the Employee shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement.

     2.4. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all Federal, state, local, or other taxes as legally shall be required to be withheld.

2.5.
Certain Limitations on Payments by the Company. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if tax counsel selected by the Company and acceptable to the Employee determines that any portion of any payment under this Agreement would constitute an “excess parachute payment,” then the payments to be made to the Employee under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that the Employee is entitled to receive under this Agreement and any other agreement or plan or program of the Company shall be one dollar ($1) less than the maximum amount of payments which the Employee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code; provided, however, that the foregoing limitation shall not apply in the event that such tax counsel determines that the benefits to the Employee under this Agreement on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to the Employee if such limitation is applied.

Article 3. Unconditional Obligations; Dispute Resolution

     3.1. General. The Company’s obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. Any dispute under this Agreement arising out of or relating to Section 2 hereof shall be settled by arbitration in accordance with this Section 3.

     3.2. Commencement. Either party may serve upon the other party written notice that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after the service of such notice, each of the parties shall designate a disinterested arbitrator and serve written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party (if such party shall timely designate an arbitrator) shall be entitled to appoint both arbitrators. The two arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed shall fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association, or any successor thereto, or if the American Arbitration Association or its successor shall fail to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

     3.3. Applicable Rules and Procedures. The arbitration shall be conducted, to the extent consistent with this Section 3, in accordance with the then prevailing rules and procedures of the American Arbitration Association or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties who shall have full right to cross-examine the experts and authorities.

     3.4. Decision. The arbitrators shall render their award, upon the concurrence of at least two (2) of their number, not later than thirty (30) days after the appointment of the third arbitrator. Their decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. Such decision of the arbitrators shall be final and binding upon the parties hereto, in rendering their award, the arbitrators shall have no power to modify any of the provisions of the Agreement, and the jurisdiction and power of the arbitrators are expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may, be enforced in any court having jurisdiction.

     3.5. Cost and Expenses. Each of the parties hereto shall bear all of its his own fees, costs and expenses, including attorneys fees incurred by it in connection with any arbitration proceeding pursuant to this Section 3.

Article 4. Binding Effect: Successors

     4.1 Non-Assignment. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Article 5. Term of Agreement

     5.1. Term. The term of this Agreement hereunder shall commence on January 1, 2001 and shall continue through December 31, 2002; provided, however, that commencing on December 31, 2002 and on each December 31 thereafter (each, a “Renewal Date”), the term of the Agreement shall automatically be extended for one (1) additional year unless, not later than 180 days prior to a Renewal Date, the Employee or the Company shall have given written notice to the other that he or it does not wish to extend the Agreement.

Article 6. Confidentiality

     6.1. Confidential Information. The Employee hereby agrees that he shall not, at any time during the Employment Term (other than as may be required in connection with the performance by him of his duties hereunder) or thereafter, directly or indirectly use, communicate, disclose or disseminate any Confidential Information relating to the Company or any of its affiliated companies, and their respective businesses in any manner whatsoever (except as may be required under legal process by subpoena or other court order), without the prior written consent of the Company. Such information shall include but is not limited to any and all information (verbal and written) of the Company or any of its subsidiaries or with respect to any of their activities including, but not limited to, information relating to the Company’s technology; research; test procedures and results; manufacturing process, machinery and equipment; financial information; products, identity of raw materials and services used; purchasing; trade secrets; costs; pricing; engineering; customers and prospects; marketing; and selling and servicing; provided, that Confidential Information shall not include information of a general, non-proprietary nature generally known in the industry and company specific information that in such form is or becomes publicly available other than through improper means in which the Employee participated or of which he has knowledge. Promptly following the termination of the Employee’s employment for any reason, the Employee shall return all property, credit cards, and materials, etc. belonging to the Company which are in the Employee’s possession or control.

     6.2. Non-Compete Covenant. The Employee hereby agrees that he shall not, during the term of this Agreement and for a period of twelve (12) months thereafter, directly or indirectly engage in any business (whether as owner, manager, operator, lender, partner, stockholder, licenser, licensee, joint venturer, employee, consultant or otherwise) in which the Company or any of its subsidiaries, as of the termination date is engaged as a significant portion of its business (it is hereby agreed that (i) any business that constitutes at least twenty (20%) percent of the Company’s prior fiscal year’s revenues in any geographical area in which the Company or any of its subsidiaries then is so engaged. Notwithstanding the foregoing, the Employee shall be permitted to own (as a passive investment) not more than two (2%) percent of the economic interests of a person or entity; provided, however, that said two (2%) percent limitation shall apply to the aggregate holdings of the Employee and those of all other persons and entities with whom the Employee has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities, except pursuant to a bona fide operating agreement in respect of such person or entity, such as a stockholders’ agreement or partnership agreement. In the event of a termination of the Employment Term as a result of a “Change of Control,” the non-compete covenant contained in this paragraph shall only apply to the Employee during the term of this agreement.

     6.3. Non-Solicitation Covenant. The Employee hereby agrees that he shall not, during the term of this Agreement and for a period of twenty-four (24) months thereafter, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licenser, licensee, customer (including those that are being actively solicited to become customers), creditor or supplier (each a “Solicited Person”) of the Company or any of its subsidiaries so that such person can start or develop a relationship with any other person in which the Employee has an interest as referred to in Section 6.1 hereof. For purposes of this Section 6.3, a Solicited Person shall be deemed to include any person or entity who was an officer, employee, agent, lessor, lessee, licenser, licensee, customer, prospective customer, creditor or supplier at any time during the six-month period prior to the Employee’s termination date.

     6.4. Injunctive Relief, etc. The parties hereto acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 6; (ii) monetary damages would not be an adequate remedy for any such breach; and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedies that it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims that the Employee may have against the Company or any of its subsidiaries, whether under this Agreement or otherwise, shall not be a defense to the enforcement by the Company of any of its rights under Section 6.

     6.5. Scope of Restrictions. It is the intent of the parties that the covenants and restrictions contained in this Section 6 shall be enforced to the fullest extent sought. The Employee hereby acknowledges that said restrictions are reasonably necessary for the protection of the Company. Accordingly, it is hereby agreed that if any provision of this Section 6 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the fullest extent permissible, without invalidating or limiting the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

     6.6. Nonexclusivity. The undertakings and obligations of the Employee contained in this Section 6 shall be in addition to, and not in lieu of, any obligations which he may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

     6.7. Survival of Provisions of Section 6. It is understood and agreed that the provisions of this Section 6 shall survive the date or termination or expiration of this Agreement.

     6.8. Effect on Company Obligations Under this Agreement. An asserted violation of the provisions of this Section 6 shall constitute a basis for deferring or withholding amounts or benefits otherwise payable to the Employee under this agreement.

Article 7. Miscellaneous

     7.1. Employment Status. Neither this Agreement nor any provision hereof shall be deemed to constitute a contract that in any way restricts the Company’s rights to make changes in personnel, compensation, benefits or other changes in managing the Company or any subsidiary or other affiliate thereof.

     7.2. Entire Agreement. This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof. The payments provided for under this Agreement in the event of the Employee’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program or policy of the Company to which he might otherwise be entitled. Other than this Agreement, there are no agreements, oral or written, between the Company and its subsidiaries and the Employee with respect to severance or termination pay or benefits.

7.3.	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     7.4. Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addresses as follows:

(a)	if to the Company:

Artesyn Technologies, Inc.
7900 Glades Road
Suite 500
Boca Raton, FL 33434-4105

               (b) if to the Employee, to him at the address set forth at the end of this Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

     7.5. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     7.6. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     7.7. Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Employee and on behalf of the Company.

     7.8. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Florida, without reference to conflict of laws provisions, shall be the controlling law in all matters relating to this Agreement.

     Employee acknowledges that he/she has read the Agreement in its entirety, fully understands the Agreement, had either consulted with an attorney prior to signing the Agreement, or had the opportunity to consult and attorney prior to signing the Agreement and chose not to do so. The Employee understands that the Employer has entered into an Agreement in reliance on the Employee’s statement and acknowledgement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARTESYN TECHNOLOGIES, INC.

By:	/s/ Joseph M. O’Donnell

Title:	CEO

7/6/01

EMPLOYEE

/s/ Ken Blake

Name:	Ken Blake

Address:	7955 Paragon Circle

Pleasanton, CA 94588

APPENDIX A

Applicable Period:      Division President

“Applicable Period” shall mean the sum of: (i) six (6) months plus (ii) two (2) weeks for each year of service; provided that the Applicable Period shall not exceed a maximum period of twelve (12) months.